Exhibit 10(e)

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the ‘Agreement’), made in Greenwich, Connecticut as of June 14, 2006, between United Rentals, Inc., a Delaware corporation (the ‘Company’), and Roger E. Schwed (‘Executive’).

WHEREAS, the Company desires to employ Executive as its Executive Vice President and General Counsel, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. At Will Employment.

Executive will be employed by the Company at will, which means that either the Executive or the Company may terminate the employment relationship at any time and for any reason or no reason. Notwithstanding the foregoing, following the termination of Executive’s employment, Executive shall be entitled to the compensation and benefits provided for in Section 4 of this Agreement, as applicable depending on the circumstances of such termination.

2. Employment.

(a) Employment by the Company. Executive agrees to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as Executive Vice President and General Counsel of the Company and shall report directly to the Chief Executive Officer of the Company.

(b) Performance of Duties. During his employment, Executive shall faithfully, diligently and professionally perform Executive’s duties and serve the Company to the best of Executive’s ability and efforts. Executive shall devote his full business time to the business and affairs of the Company. In his capacity as Executive Vice President and General Counsel, Executive shall have such duties and responsibilities as are customary for Executive’s positions and any other duties or responsibilities he may be assigned by the Chief Executive Officer of the Company and/or the Board of Directors of the Company, provided that such duties or responsibilities are consistent with his positions as Executive Vice President and General Counsel. Notwithstanding the foregoing, Executive may serve as a director of I Challenge Myself, Inc. and any other boards approved in advance in writing by the Company (such approval not to be unreasonably withheld), provided that such service does not unreasonably interfere with Executive’s responsibilities hereunder (‘Outside Positions’).

(c) Place of Performance. Executive shall be based at the Company’s offices in Greenwich, Connecticut. Executive recognizes that his duties will require, at the Company’s expense, reasonable travel to domestic and international locations.

3. Compensation and Benefits.

(a) Base Salary. The Company agrees to pay to Executive a base salary (‘Base Salary’) at the annual rate of $400,000. Upon recommendation of the Chief Executive Officer, the Compensation Committee of the Board of Directors of the Company may determine in its sole discretion to increase, but not decrease, the Base Salary. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b) Signing Bonus. The Company shall pay a signing bonus to Executive of $35,000 (the ‘Signing Bonus’). Except as provided in Sections 4(d)(ii), 4(e)(ii) and 4(f)(ii) of this Agreement, Executive must be employed by the Company on July 14, 2006 (the ‘Signing Bonus Accrual Date’) to be eligible for the Signing Bonus. The Signing Bonus shall be paid on July 14, 2006. Notwithstanding the foregoing, in the event Executive terminates his employment with the Company without Good Reason (as defined in Section 4(h)(ii) of this Agreement) within the first ninety days of his employment, Executive shall repay the Signing Bonus to the Company within thirty days following such termination.

(c) 2006 Bonus. Executive shall be eligible to receive a bonus for 2006 in accordance with this Section 3(c) (the ‘2006 Bonus’). The 2006 Bonus shall be a performance-based bonus with a target bonus of 90% of Executive’s Base Salary for 2006 and a maximum bonus equal to 125% of Executive’s Base Salary for 2006, provided that the 2006 Bonus shall not be less than $200,000 (the ‘2006 Minimum Bonus’). Performance goals for the 2006 Bonus shall be established in accordance with Section 2.11 of the Annual Incentive Plan (as defined below), although the 2006 Bonus is not pursuant to the Annual Incentive Plan. The 2006 Bonus shall be paid on the date that bonuses for 2006 are paid generally by the Company under the Annual Incentive Plan (such date, the ‘2006 Bonus Payment Date’). Notwithstanding anything in the foregoing to the contrary, Executive must be employed by the Company on the 2006 Bonus Payment Date to be eligible for the 2006 Bonus (or any portion thereof), except as otherwise set forth in Sections 4(d)(iii) and 4(f)(iii) of this Agreement.

(d) Annual Incentive Bonus Plan. With respect to each year after 2006, Executive shall be eligible to receive an annual cash incentive bonus (the ‘Annual Bonus’) pursuant to the terms of the United Rentals, Inc. Annual Incentive Compensation Plan, as it may be amended from time to time (the ‘Annual Incentive Plan’). The Target Allocation (as defined in the Annual Incentive Plan) shall be 90% of Base Salary. The maximum incentive opportunity shall be 125% of Base Salary. Executive has been determined by the Committee (as defined in the Annual Incentive Plan) to be a Covered Employee (as defined in the Annual Incentive Plan) under the Annual Incentive Plan, and Executive’s Performance Goals (as defined in the Annual Incentive Plan) shall be determined by the Committee (as defined in the Annual Incentive Plan) in accordance with Section 2.11.1 and Article V of the Annual Incentive Plan. The Annual Bonus shall be paid to Executive at such times and in such amounts as provided in the Annual Incentive Plan.

(e) Restricted Stock Units. As soon as reasonably practicable after the date hereof, the Company shall award to Executive an aggregate grant of 45,000 restricted stock units (35,000 to vest over time and 10,000 to vest upon the achievement of certain performance objectives), in accordance with and subject to the provisions of the United Rentals, Inc. 2001 Comprehensive Stock Plan, as it may be amended from time to time, and a 2001 Comprehensive Stock Plan Restricted Stock Unit Agreement in substantially the form attached hereto as Exhibit A (the ‘RSU Agreement’).

(f) Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions). Executive shall be entitled to 20 vacation days per year, such days to be accrued in accordance with Company policy.

(g) Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement in accordance with, and subject to, the Company’s standard policies. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(h) Company Automobile. During Executive’s employment with the Company, the Company shall provide to Executive an automobile owned or leased by the Company in accordance with, and subject to, Company practice and policy. The Company shall be responsible for all reasonable costs associated with the purchase or lease of such automobile, insurance, routine maintenance, and service and repair of the vehicle.

(i) Indemnification. The Company shall indemnify Executive in accordance with, and subject to, the terms of an indemnification agreement in the form attached hereto as Exhibit B (the ‘Indemnification Agreement’). Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the parties with respect to indemnification (including dispute resolution, governing law and notice) shall be governed by the Indemnification Agreement.

(j) No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 4 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required or authorized withholdings.

(k) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4. Compensation Following Termination. Without limiting any rights Executive may have under the Indemnification Agreement, Executive shall be entitled only to the following compensation and benefits upon termination of employment:

(a) General. On any termination of Executive’s employment, he shall be entitled to:

(i)	any accrued but unpaid Base Salary for services rendered through the date of termination;

(ii)	any vacation accrued to the date of termination;

(iii)	any accrued but unpaid expenses required to be reimbursed in accordance with Section 3(g) of this Agreement;

(iv)	receive any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Section 3(f) hereof or as may be required by applicable law; and

(v)	receive any amounts or benefits to which he may be entitled upon termination pursuant to the plans and agreement referred to in Sections 3(d) and 3(e) hereof in accordance with the terms of such plans and agreement.

(b) Termination by the Company for Cause. In the event that Executive’s employment is terminated by the Company for Cause (as defined below), Executive shall be entitled only to those items identified in Section 4(a).

(c) Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated by Executive without Good Reason (as defined below), Executive shall be entitled only to the following

(i)	those items identified in Section 4(a); and

(ii)	if Executive timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date (as defined below) the monthly premiums for the level of coverage Executive maintained on the date of termination. The ‘COBRA Payment End Date’ shall be the earlier of (A) one year following the date of termination and (B) the date Executive becomes employed by a third party and is eligible for coverage under the group benefits plan of the new employer. If during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must promptly notify the Company in writing of such eligibility.

(d) Termination by Reason of Executive’s Death or Disability. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability (as defined below), Executive (or his estate, as the case may be) shall be entitled only to the following:

(i)	those items identified in Section 4(a);

(ii)	if such termination occurs prior to the Signing Bonus Accrual Date, the Signing Bonus;

(iii)	if such termination occurs prior to the 2006 Bonus Payment Date, an amount equal to the product of (A) the 2006 Minimum Bonus multiplied by (B) a fraction, the numerator of which is the number of days between the date hereof and the date of such termination (inclusive) and the denominator of which is the number of days between the date hereof and the 2006 Bonus Payment Date (inclusive) (such amount, the ‘Prorated 2006 Minimum Bonus’); and

(iv)	if Executive (or his surviving spouse or children, as the case may be) timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date the monthly premiums for the level of coverage Executive maintained on the date of termination. If during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must promptly notify the Company in writing of such eligibility.

(e) Termination by Executive for Good Reason. In the event that Executive’s employment is terminated by Executive for Good Reason, Executive shall be entitled only to the following:

(i)	those items identified in Section 4(a);

(ii)	if such termination occurs prior to the Signing Bonus Accrual Date, the Signing Bonus;

(iii)	the payment of 190% of Executive’s Base Salary (as determined pursuant to Section 3(a)) payable over one year in accordance with the Company’s normal payroll practices (the ‘Severance Pay’) (such percentage equal to 100% of Executive’s Base Salary, plus the Target Allocation); and

(iv)	if Executive timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date the monthly premiums for the level of coverage

Executive maintained on the date of termination. If during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must promptly notify the Company in writing of such eligibility.

(f) Termination by the Company Without Cause. In the event that Executive’s employment is terminated by the Company without Cause, Executive shall be entitled only to the following:

(i)	those items identified in Section 4(a);

(ii)	if such termination occurs prior to the Signing Bonus Accrual Date, the Signing Bonus;

(iii)	if such termination occurs prior to the 2006 Bonus Payment Date, the Prorated 2006 Minimum Bonus;

(iv)	the Severance Pay (as defined above in Section 4(e)(iii)); and

(v)	if Executive timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date the monthly premiums for the level of coverage Executive maintained on the date of termination. If during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must promptly notify the Company in writing of such eligibility.

(g) Timing of Payments Under Sections 4(d)(ii), 4(d)(iii), 4(e)(ii), 4(e)(iii), 4(f)(ii), 4(f)(iii) and 4(f)(iv).

(i)	Payment of the Signing Bonus under Sections 4(d)(ii), 4(e)(ii) or 4(f)(ii) shall be made at the time such sum would have been paid had Executive’s employment not terminated; provided, however, if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the ‘Code’), and applicable administrative guidance and regulations, such payment shall be made six months following the date of termination of employment.

(ii)	Payment of the Prorated 2006 Minimum Bonus under Sections 4(d)(iii) or 4(f)(iii) shall be made on the 2006 Bonus Payment Date; provided, however, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such payment shall be made six months following the date of termination of employment.

(iii)	The Severance Pay to be made under Sections 4(e)(iii) or 4(f)(iv) shall be paid at the times Executive’s Base Salary would have been paid had Executive’s employment not terminated; provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, the payment of such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Severance Pay shall be paid in a lump sum six months following the date of termination, and (C) during the period beginning six months following the date of termination through the remainder of the one-year period, payment of the Severance Pay shall be made at the times Executive’s Base Salary would have been paid had Executive’s employment not terminated.

(h) Definitions of Cause, Good Reason and Disability.

(i) Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Nominating and Corporate Governance Committee of the Board of Directors of the Company finding that in the good faith opinion of such committee, Executive, after giving effect to any applicable cure period described below, was guilty of conduct set forth in any of clauses (A) – (J) of this Section 4(h) and that reasonably identifies the reason(s) for such opinion. For purposes of this Agreement, the term ‘Cause’ shall mean any of the following: (A) Executive has willfully misappropriated any funds or property of the Company or its affiliates, or has willfully destroyed property of the Company or its affiliates; (B) Executive has been convicted of (1) a felony or (2) any crime (x) involving fraud, dishonesty or moral turpitude or (y) that materially impairs Executive’s ability to perform his duties and responsibilities with the Company or that causes material damage to the Company or its affiliates or their operations or reputation; (C) Executive has (1) obtained personal profit from any transaction of or involving the Company or an affiliate of the Company (or engaged in any activity with the intent of obtaining such a personal profit) without the prior approval of the Company or (2) engaged in any other willful conduct which constitutes a breach of fiduciary duty or the duty of loyalty to the Company or its affiliates and which has resulted or is reasonably likely to result in material damage to the Company or its affiliates; (D) Executive’s material failure to perform his duties with the Company (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that, if susceptible of cure, a termination by the Company for Cause under this Section 4(h)(i)(D) shall be effective only if, within 15 days following delivery of a written notice by the Company to Executive that Executive has materially failed to perform his duties and that reasonably identifies the reason(s)

for such determination, Executive has failed to cure such failure to perform (nothing herein being intended to eliminate the requirement included in the first sentence of this Section 4(h)(i)); (E) Executive’s use of alcohol or drugs has materially interfered with his ability to perform his duties and responsibilities with the Company; (F) Executive has knowingly made any untrue statement or omission of a material nature to the Company or an affiliate of the Company; (G) Executive has knowingly falsified Company records (or those of one of its affiliates); (H) Executive has willfully committed any act (1) which is intended to materially damage the reputation of the Company or an affiliate of the Company or (2) which in fact materially damages the reputation of the Company or an affiliate; (I) Executive (1) has willfully violated the Company’s material policies or rules (including, but not limited to, the Company’s equal employment opportunity policies), which violation is materially injurious to the Company or its affiliates, or (2) is guilty of gross negligence or willful misconduct in the performance of his duties with the Company, which is materially injurious to the Company or its affiliates; or (J) Executive has materially breached a covenant set forth in Section 5 or otherwise materially violated any confidentiality, non-competition or non-solicitation prohibitions imposed on Executive under common law or under the terms of any agreement with the Company.

(ii) For purposes of this Agreement, the term ‘Good Reason’ shall mean any of the following: (A) demotion from the positions of Executive Vice President or General Counsel; (B) the Company decreases or fails to pay the compensation described in Sections 3(a), 3(b), 3(c), 3(d) or 3(e) of this Agreement (in accordance with, and subject to, such provisions); (C) a material breach of this Agreement, the RSU Agreement or the Indemnification Agreement by the Company (except as qualified by Section 4(h)(ii)(E) below); (D) Executive’s job site is relocated to a location which is more than fifty (50) miles from Greenwich, Connecticut, unless the parties mutually agree to such relocation; or (E) material diminution of Executive’s duties or responsibilities (it being understood by the parties that a simultaneous increase and decrease of Executive’s duties and responsibilities consented to by the parties, such consent not to be unreasonably withheld, shall not constitute Good Reason); provided, however, that a termination by Executive for Good Reason under any of clauses (A) – (E) of this Section 4(h)(ii) shall be effective only if, within 15 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason and that reasonably identifies the reason(s) for such determination, the Company has failed to cure the circumstances giving rise to Good Reason.

(iii) For purposes of this Agreement, a ‘Disability’ shall occur in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 90 consecutive days or (B) 6 months in any 12-month period due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity or impairment due to physical or mental illness (the ‘Disability Period’), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company in respect of such period.

(i) Effect of Material Breach of Section 5 on Compensation Following Termination of Employment Pursuant to Section 4. If, at the time of termination of Executive’s employment or any time thereafter, Executive is in material breach of any covenant contained in Section 5 hereof, Executive (or his estate, as applicable) shall not be entitled to any future payments (or if payments have commenced, any continued payment) under Sections 4(c)(ii), 4(d)(ii), 4(d)(iii), 4(d)(iv), 4(e)(ii), 4(e)(iii), 4(e)(iv), 4(f)(ii), 4(f)(iii), 4(f)(iv) or 4(f)(v).

(j) No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 4, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement, except as otherwise required by law. The payment of any amounts pursuant to this Section 4 (other than Section 4(a)) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment (other than claims under the Indemnification Agreement).

5. Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

5.1 No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. Notwithstanding the foregoing, Executive may serve in the Outside Positions as permitted pursuant to Section 2(b) above.

5.2 Noncompetition; Nonsolicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company, and (ii) the period beginning on the date of termination of employment and ending one year after the date of termination of employment (the ‘Covered Time’), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this

Section 5.2(a) will not be deemed breached merely because Executive owns less than 5% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, ‘Competing Business’ shall mean (i) any business in which the Company is currently engaged, including, but not limited to, renting and selling equipment and merchandise to the commercial and general public, including construction equipment, earthmoving equipment, aerial equipment, aerial work platforms, traffic safety equipment, trench safety equipment, industrial equipment, landscaping equipment, and home repair and maintenance equipment, as well as highway construction related technologies; (ii) any other future business which the Company engages in to a material extent during Executive’s employment with the Company; and (iii) any of the entities identified on Exhibit C. For purposes of this Agreement, ‘Restricted Area’ means each of: (i) any state in the United States and any province in Canada in which the Company conducts any business currently or during Executive’s future employment with the Company; and (ii) regardless of state, the area within a 200 mile radius of any office or facility of the Company in which or in relation to which Executive shall have performed any duties for the Company during his employment with the Company.

(b) In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer, vendor or distributor of the Company or any affiliate to cease to do business or to reduce the amount of business which the customer, vendor or distributor has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer, vendor or distributor was originally established in whole or in part through Executive’s efforts. For purposes of this Section 5.2(b) only, during the Covered Time, the terms ‘customer,’ ‘vendor’ and ‘distributor’ shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(c) Executive understands that the provisions of this Section 5.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 4 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

5.3 Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that he shall not during his employment or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any proprietary information, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term ‘proprietary information’ includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term ‘proprietary information’ shall not include information that is or becomes generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

5.4 Confidentiality and Surrender of Records. Executive shall not during his employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, ‘confidential records’ means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive’s employment with the Company and thereafter.

5.5 Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

5.6 Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 5 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

6. Assignment and Transfer.

(a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). Notwithstanding the foregoing sentence, nothing in this Section 6(a) is intended or shall be construed to diminish the obligations of any such purchaser, successor or assignee or the rights of Executive under Section 4 of this Agreement.

(b) Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

7. Miscellaneous.

(a) Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have.

(b) Nondisclosure. Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.

(c) Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive. The Company shall (i) pay Executive a per diem fee based on Executive’s Base Salary for work performed in connection with such obligation, provided that Executive is not then receiving payments pursuant to Sections 4(e)(iii) or 4(f)(iv) above and such work is approved in advance in writing by the Company and (ii) reimburse Executive’s reasonable expenses incurred in connection with such pre-approved work.

(d) Assistance in Proceedings, Etc. Executive shall, during and after his employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall (i) pay Executive a per diem fee based on Executive’s Base Salary (with portions of days being aggregated to form days of eight hours) for material work performed in connection with such obligations (i.e., Executive is required to attend a meeting or spend more than one hour during a day responding to or otherwise participating in telephone, email, or telecopy communications) subsequent to termination of Executive’s employment with the Company, provided that (A) such work is approved in advance in writing by the Company, (B) no payments shall be due in connection with assistance provided during any period for which Executive is receiving payments pursuant to Sections 4(e)(iii) or 4(f)(iv) above and (C) no payments shall be due for any time Executive spends testifying before the SEC or in any proceeding (e.g., class action litigation); and (ii) reimburse Executive’s reasonable expenses incurred in connection with the foregoing obligations.

(e) Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to him under Section 4 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(f) No Right of Set-off Etc. The obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

(g) Protection of Reputation. Following the termination of Executive’s employment with the Company, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the reputation of the Company or any of its affiliates or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any investigation by the Company or any governmental authority or in any legal proceeding.

(h) Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of Connecticut applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.

(i) Arbitration.

(i)	General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an ‘Arbitrable Dispute’) between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters relating to this Agreement, the RSU Agreement and Executive’s employment with and/or termination of employment from the Company, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder or thereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment. For the avoidance of doubt, it is understood that an Arbitrable Dispute does not include any dispute under the Indemnification Agreement.

(ii)

Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 5 of this Agreement. For purposes of seeking enforcement of

Section 5, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the County of Fairfield, State of Connecticut, or in the City, County and State of New York.

(iii)	The Arbitration. Any arbitration pursuant to this Section 7(i) will take place in New York, New York, under the auspices of the American Arbitration Association, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the County of Fairfield, State of Connecticut, or in the City, County and State of New York.

(iv)	Fees and Expenses. In any arbitration pursuant to this Section 7(i), each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand. Notwithstanding the foregoing, the Company shall pay the reasonable legal fees, costs and expenses incurred by Executive in connection with any action arising under this Agreement and/or the RSU Agreement, provided that any dispute or controversy between the parties regarding this Agreement or the RSU Agreement is resolved in any manner in favor of Executive.

(v)	Exclusive Forum. Except as permitted by Section 7(i)(ii) hereof, arbitration in the manner described in this Section 7(i) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 7(i)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 7(i), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach. Nothing hereunder, however, shall restrict either party from proposing or agreeing to pursue consensual mediation of any Arbitrable Dispute.

(j) Reimbursement of Reasonable Attorney’s Fees and Expenses in Connection with Agreement. The Company shall pay or reimburse Executive for reasonable attorneys’ fees and expenses incurred by Executive in connection with the drafting and negotiating of this Agreement, provided that the Company’s total obligation pursuant to this

Section 7(j) shall not exceed $7,500. It is agreed that the payment or reimbursement of such fees shall be considered a working condition fringe benefit.

(k) Section 409A of the Code. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. The parties agree that in the event Executive or the Company reasonably determines that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

(l) Entire Agreement. This Agreement (including the plans and the RSU Agreement referenced in Section 3) and the Indemnification Agreement contain the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment.

(m) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(n) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(o) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words ‘day’ or ‘days’ shall mean a calendar day or days.

(p) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(q) Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to Chief Executive Officer, United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831; and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or on the date that is three (3) days after the date of mailing if sent by registered or certified mail.

(r) Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement, the RSU Agreement or the Indemnification Agreement. The respective obligations of Executive and the Company as provided in the RSU Agreement, the Indemnification Agreement and Sections 4, 5, 6 and 7 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(s) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

UNITED RENTALS, INC.		EXECUTIVE:

By:	/s/ Wayland R. Hicks	/s/ Roger E. Schwed
	Name: Wayland R. Hicks	Roger E. Schwed
Title: Chief Executive Officer

EXHIBIT B

FORM OF

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is entered into as of this                      day of                     , 2006, by and between United Rentals, Inc., a Delaware corporation (the ‘Company’), and                      (‘Indemnitee’).

RECITALS

A. The Company is aware that because of the increased exposure to litigation costs, talented and experienced persons are increasingly reluctant to serve or continue serving as directors and officers of corporations unless they are protected by comprehensive liability insurance and indemnification.

B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate guidance regarding the proper course of action.

C. The Board of Directors of the Company (the ‘Board’) has concluded that, in order to retain and attract talented and experienced individuals to serve as officers and directors of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, the Company should contractually indemnify its officers and directors, and the officers and directors of its subsidiaries, in connection with claims against such officers and directors in connection with their services to the Company and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could be detrimental to the Company, its subsidiaries and stockholders.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) Agent. ‘Agent’ with respect to the Company means any person who is or was a director, officer, employee or other agent of the Company or a Subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interests of, the Company or a Subsidiary of the Company as a director, officer, employee or agent of another entity or enterprise; or was a director, officer, employee or agent of a predecessor corporation (or other predecessor entity or enterprise) of the Company or a Subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor.

(b) Expenses. ‘Expenses’ means all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees, costs of investigation and related disbursements) incurred by the Indemnitee in connection with the investigation, settlement, defense or appeal of a Proceeding covered hereby or the establishment or enforcement of a right to indemnification under this Agreement.

(c) Proceeding. ‘Proceeding’ means any threatened, pending, or completed claim, suit or action, whether civil, criminal, administrative, investigative or otherwise.

(d) Subsidiary. ‘Subsidiary’ means any corporation or other entity of which more than 10% of the outstanding voting securities or other voting interests is owned directly or indirectly by the Company, and one or more other Subsidiaries, taken as a whole.

2. Maintenance of Liability Insurance.

(a) The Company hereby covenants and agrees with Indemnitee that, subject to Section 2(b), the Company shall obtain and maintain in full force and effect directors’ and officers’ liability insurance (‘D&O Insurance’) in reasonable amounts as the Board of Directors shall determine from established and reputable insurers. In no event shall the terms of such D&O Insurance be less favorable to Indemnitee than the terms generally applicable to the Company’s executive officers generally.

(b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that the premium costs for such insurance are (i) disproportionate to the amount of coverage provided after giving effect to exclusions, and (ii) substantially more burdensome to the Company than the premiums charged to the Company for D&O Insurance currently in effect.

3. Mandatory Indemnification. The Company shall defend, indemnify and hold harmless Indemnitee:

(a) Third Party Actions. If Indemnitee is a person who was or is a party, or is threatened to be made a party, to any Proceeding (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was or is claimed to be an Agent of the Company, or by reason of anything done or not done by Indemnitee in any such capacity, or by reason of the fact that Indemnitee personally guaranteed any obligation of the Company at any time, against any and all Expenses and liabilities of any type whatsoever (including, but not limited to, legal fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by such person in connection with the investigation, defense, settlement or appeal of such Proceeding, so long as the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

(b) Derivative Actions. If Indemnitee is a person who was or is a party, or is threatened to be made a party, to any Proceeding by or in the right of the Company by reason of the fact that he is or was an Agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all Expenses and liabilities of any type whatsoever (including, but not limited to, legal fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him in connection with the investigation, defense, settlement or appeal of such Proceeding, so long as the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this subsection shall be made, and Indemnitee shall repay all amounts previously advanced by the Company, in respect of any claim, issue or matter for which such person is judged in a final, non-appealable decision to be liable to the Company by a court of competent jurisdiction, unless and only to the extent that the court in which such Proceeding was brought or the Court of Chancery of Delaware shall determine that Indemnitee is fairly and reasonably entitled to indemnity.

(c) Actions Where Indemnitee Is Deceased. If Indemnitee is a person who was or is a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he is or was an Agent of the Company, or by reason of anything done or not done by him in any such capacity, and prior to, during the pendency of, or after completion of, such Proceeding, the Indemnitee shall die, then the Company shall defend, indemnify and hold harmless the estate, heirs and legatees of the Indemnitee against any and all Expenses and liabilities incurred by or for such persons or entities in connection with the investigation, defense, settlement or appeal of such Proceeding on the same basis as provided for the Indemnitee in Sections 3(a) and 3(b) above.

The Expenses and liabilities covered hereby shall be net of any payments by D&O Insurance carriers or others.

4. Partial Indemnification. If Indemnitee is found under Section 3, 6 or 9 hereof not to be entitled to indemnification for all of the Expenses relating to a Proceeding, the Company shall indemnify the Indemnitee for any portion of such Expenses not specifically precluded by the operation of such Section 3, 6 or 9.

5. Indemnification Procedures; Mandatory Advancement of Expenses.

(a) Promptly after receipt by Indemnitee of notice to him or her of the commencement or threat of any Proceeding covered hereby, Indemnitee shall notify the Company of the commencement or threat thereof, provided that any failure to so notify shall not relieve the Company of any of its obligations hereunder.

(b) If, at the time of the receipt of a notice pursuant to Section 5(a) above, the Company has D&O Insurance in effect, the Company shall give prompt notice of the Proceeding or claim to its insurers in accordance with the procedures set forth in the applicable policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c) Indemnitee shall be entitled to retain one or more counsel from time to time selected by it in its sole discretion to act as its counsel in and for the investigation, defense, settlement or appeal of each Proceeding.

(d) The Company shall bear all fees and Expenses (including invoices for reasonable and customary advance retainers) of such counsel, and all fees and Expenses invoiced by other persons or entities, in connection with the investigation, defense, settlement or appeal of each such Proceeding. Such fees and Expenses are referred to herein as ‘Covered Expenses.’

(e) Until a determination to the contrary under Section 6 hereof is made, the Company shall advance all Covered Expenses in connection with each Proceeding. If required by law, as a condition to such advances, Indemnitee shall, at the request of the Company, agree to repay such amounts advanced if it shall ultimately be determined by a final order of a court that Indemnitee is not entitled to be indemnified by the Company by the terms hereof or under applicable law.

(f) Each advance to be made hereunder shall be paid by the Company to Indemnitee within 10 days following delivery of a written request therefor by Indemnitee to the Company.

(g) The Company acknowledges the potentially severe damage to Indemnitee should the Company fail timely to make such advances to Indemnitee.

6. Determination of Right to Indemnification.

(a) To the extent Indemnitee has been successful on the merits or otherwise in defense of any Proceeding, claim, issue or matter covered hereby, Indemnitee need not repay any of the Expenses advanced in connection with the investigation, defense or appeal of such Proceeding.

(b) If Section 6(a) is inapplicable, the Company shall remain obligated to indemnify Indemnitee, and Indemnitee need not repay Expenses previously advanced, unless the Company, by motion before a court of competent jurisdiction, obtains an order for preliminary or permanent relief suspending or denying the obligation to advance or indemnify for Expenses.

(c) Notwithstanding a determination by a court that Indemnitee is not entitled to indemnification with respect to a specific Proceeding, Indemnitee shall have the right to apply to the Court of Chancery of Delaware for the purpose of enforcing Indemnitee’s right to indemnification pursuant to this Agreement.

(d) Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify Indemnitee against all Expenses incurred by Indemnitee in connection with any Proceeding under Section 6(b) or 6(c) and against all Expenses incurred by Indemnitee in connection with any other Proceeding between the Company and Indemnitee involving the interpretation or enforcement of the rights of Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of Indemnitee in any such Proceeding were frivolous or made in bad faith.

7. Certificate of Incorporation and By-Laws. The Company agrees that the Company’s Certificate of Incorporation and By-laws in effect on the date hereof shall not be amended to reduce, limit, hinder or delay (i) the rights of Indemnitee granted hereby, or (ii) the ability of the Company to indemnify Indemnitee as required hereby. The Company further agrees that it shall exercise the powers granted to it under its Certificate of Incorporation, its By-laws and by applicable law to indemnify Indemnitee to the fullest extent possible as required hereby.

8. Witness Expenses. The Company agrees to compensate Indemnitee for the reasonable value of his or her time spent, and to reimburse Indemnitee for all Expenses (including attorneys’ fees and travel costs) incurred by him or her, in connection with being a witness, or if Indemnitee is threatened to be made a witness, with respect to any Proceeding, by reason of his or her serving or having served as an Agent of the Company.

9. Exceptions. Notwithstanding any other provision hereunder to the contrary, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense (other than Proceedings under Section 6(b) or Section 6(c) or brought to establish or enforce a right to indemnification under this Agreement or the provisions of the Company’s Certificate of Incorporation or By-laws unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such Proceeding were not made in good faith or were frivolous).

(b) Unauthorized Settlements. To indemnify Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding covered hereby without the prior written consent of the Company to such settlement.

10. Non-exclusivity. This Agreement is not the exclusive arrangement between the Company and Indemnitee regarding the subject matter hereof and shall not diminish or affect any other rights which Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or By-laws, under other agreements, or otherwise.

11. Continuation After Term. Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as a director or Agent of the Company and the benefits hereof shall inure to the benefit of the heirs, executors and administrators of Indemnitee.

12. Interpretation of Agreement. This Agreement shall be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.

13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, provisions of the Agreement shall not in any way be affected or impaired thereby, and to the fullest extent possible, the provisions of this Agreement shall be construed or altered by the court so as to remain enforceable and to provide Indemnitee with as many of the benefits contemplated hereby as are permitted under law.

14. Counterparts, Modification and Waiver. This Agreement may be signed in counterparts. This Agreement constitutes a separate agreement between the Company and Indemnitee and may be supplemented or amended as to Indemnitee only by a written instrument signed by the Company and Indemnitee, with such amendment binding only the Company and Indemnitee. All waivers must be in a written document signed by the party to be charged. No waiver of any of the provisions of this Agreement shall be implied by the conduct of the parties. A waiver of any right hereunder shall not constitute a waiver of any other right hereunder.

15. Notices. All notices, demands, consents, requests, approvals and other communications required or permitted hereunder shall be in writing and shall be deemed to have been properly given if hand delivered (effective upon receipt or when refused), or if sent by a courier freight prepaid (effective upon receipt or when refused), in the case of the Company, at the addresses listed below, or to such other addresses as the parties may notify each other in writing.

To Company:	United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 Attention: Chief Executive Officer

To Indemnitee: At the Indemnitee’s residence address and facsimile number on the records of the Company from time to time.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have entered into this Indemnification Agreement effective as of the date first above written.

UNITED RENTALS, INC.

By
Name:	Wayland Hicks
Title:	Chief Executive Officer

INDEMNITEE:

Name: